Exhibit 5

BT Group plc 81 Newgate Street London EC1A 7AJ			london
65 Fleet Street London EC4Y 1HS
	T	+	44 20 7936 4000
	Direct T	+	44 20 7832 7155
	F	+	44 20 7832 7001
	Direct F	+	44 20 7108 7155
	E		ben.spiers@freshfields.com
	W		freshfields.com

	doc id		LON13547118
	our ref		BPJS
	client matter no.		102169-0065

11 November 2010

Dear Sirs

BT Group plc – Registration Statement on Form S-8

Introduction

1. We are acting as advisers as to English law to BT Group plc, a public company limited by shares incorporated under the laws of England and Wales (the Company) in connection with the Registration Statement on Form S-8 (the Registration Statement) to be filed on 12 November 2010 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the Act), with respect to 2,500,000 ordinary shares of 5 pence each of the Company (the Ordinary Shares) (each represented by one tenth of an American Depositary Share) which may be allocated from time to time pursuant to the BT Group Employee Stock Purchase Plan (the Plan) either by placing unissued Ordinary Shares or transferring Ordinary Shares out of Treasury.

Documents Reviewed

2. For the purposes of giving this opinion, we have examined the documents listed in Schedule 3 to this opinion.  Terms defined in the Schedules have the same meaning where used in this opinion (including, for the avoidance of doubt, the Schedules).

Nature of Opinion and Observations

3.

(a)
This opinion is confined to matters of English law (including case law) as at the date of this opinion.  We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts and, in particular, we express no opinion on European Community law as it affects any jurisdiction other than England and Wales.

(b)
By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

(c)
We have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in any documents referred to in this opinion or in any related documents are accurate, complete or reasonable.

Opinion

4. On the basis stated in paragraph 3 above, and subject to the assumptions in Schedule 1, the qualifications in Schedule 2 and any matters not disclosed to us, we are of the opinion that:

(a)
the Company has been duly incorporated in Great Britain and registered in England and Wales as a public company limited by shares under the Companies Act 1985, as amended, and the Company Search and Winding-up Enquiry revealed no application, petition, order or resolution for the administration or winding up of the Company and no notice of appointment of, or intention to appoint, a receiver or administrator in respect of the Company; and

(b)
following: (i) the valid exercise of options granted in accordance with the Plan; (ii) compliance of the Company with its obligations under the rules of the Plan; and (iii) the due issue and allotment of Ordinary Shares by the Company against payment in full of the stated option price as determined in accordance with the rules of the Plan; and

subject to: (iv) the Company having sufficient authorised unissued share capital or sufficient Ordinary Shares held in Treasury (where Ordinary Shares are to be transferred out of Treasury); and (iii) the Company’s Articles of Association not being materially altered prior to the issue of Ordinary Shares or the transfer of Ordinary Shares out of Treasury, those Ordinary Shares subject to the options so exercised will be validly issued, fully paid and no further contribution in respect of such Ordinary Shares will be required to be made to the Company by the holders of such shares by virtue of them being to holders of such Ordinary Shares.

Governing Law

5. This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by and shall be construed in accordance with English law.

6. This opinion is given to you solely for your benefit and for the purposes of the Registration Statement to be filed under the Act.  It may not be relied upon for any other purposes without our prior written consent.  We hereby give such consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we come within the category of persons whose consent is required under section 7 of the Act.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP

Freshfields Bruckhaus Deringer LLP

SCHEDULE 1

ASSUMPTIONS

In considering the documents listed in Schedule 3 and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us whether as originals or copies;

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail versions;

(c)	Drafts: that, where a document has been examined by us in draft, in agreed form or in specimen form, it will be or has been executed in the form of that draft, agreed form or specimen form;

(d)	Secretary’s Certificate: that each of the statements contained in a certificate of the Secretary of the Company dated 11 2010 (the Certificate) is true and correct as at the date hereof;

(e)
Delegated Authority: that the authorised but unissued Ordinary Shares to be issued and allotted upon the exercise of options or the Ordinary Shares to be transferred out of Treasury upon the exercise of options are so issued and allotted or transferred, as the case may be, by a person to whom authority has been delegated in accordance with the Authority (as defined in the Certificate);

(f)	Directors’ Duties: that

(i)
the directors of the Company, in authorising the allotment of Ordinary Shares or transfer of Ordinary Shares out of Treasury, have exercised and will exercise their powers in accordance with their duties under all applicable laws and the Articles of Association in force at the relevant time; and

(ii)
that all such further meetings of the Board or any committee of the Board which may be required in order to validly allot (whether provisionally or otherwise) and issue the Ordinary Shares or transfer the Ordinary Shares out of Treasury will be duly convened and held and the requisite resolutions to give effect to such allotment and issue or transfer as the case may be, will be duly passed;

(g)
Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in Schedule 3 or which have not been disclosed to us that may affect the opinions expressed in this opinion;

(h)
Company Search: that the information revealed by our search (carried out by us or by ICC Information Ltd. on our behalf on 11 November 2010) of the public documents of the Company kept at Companies House in Cardiff (the Company Search) (i) was accurate in all respects and has not since the time of such searches been altered, and (ii) was complete and included all relevant information which had been properly submitted to the Registrar of Companies; and

(i)
Winding-up Enquiry: that the information revealed by our oral enquiry on 11 November 2010 of the Central Registry of Winding-up Petitions (the Winding-up Enquiry) was accurate in all respects and has not since the time of such enquiry been altered.

SCHEDULE 2

QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)	Company Search: the Company Search is not capable of revealing conclusively whether or not:

(i)	a winding-up order has been made or a resolution passed for the winding up of a company; or

(ii)	an administration order has been made; or

(iii)	a receiver, administrative receiver, administrator or liquidator has been appointed; or

(iv)	a court order has been made under the Cross Border Insolvency Regulations 2006,

since notice of these matters may not be filed with the Registrar of Companies immediately and, when filed, may not be entered on the public microfiche of the relevant company immediately.

In addition, the Company Search is not capable of revealing, prior to the making of the relevant order or the appointment of an administrator otherwise taking effect, whether or not a winding-up petition or an application for an administration order has been presented or notice of intention to appoint an administrator under paragraphs 14 or 22 of Schedule B1 to the Insolvency Act 1986 has been filed with the court;

(b)
Winding-up Enquiry: the Winding-up Enquiry relates only to the presentation of: (i) a petition for the making of a winding-up order or the making of a winding-up order by the Court, (ii) an application to the High Court of Justice in London for the making of an administration order and the making by such court of an administration order, and (iii) a notice of intention to appoint an administrator or a notice of appointment of an administrator filed at the High Court of Justice in London. It is not capable of revealing conclusively whether or not such a winding-up petition, application for an administration order, notice of intention or notice of appointment has been presented or winding-up or administration order granted, because:

(i)	details of a winding-up petition or application for an administration order may not have been entered on the records of the Central Registry of Winding-up Petitions immediately;

(ii)
in the case of an application for the making of an administration order and such order and the presentation of a notice of intention to appoint or notice of appointment, if such application is made to, order made by or notice filed with, a Court other than the High Court of Justice in London, no record of such application, order or notice will be kept by the Central Registry of Winding-up Petitions;

(iii)
a winding-up order or administration order may be made before the relevant petition or application has been entered on the records of the Central Registry of Winding-up Petitions, and the making of such order may not have been entered on the records immediately;

(iv)
details of a notice of intention to appoint an administrator or a notice of appointment of an administrator under paragraphs 14 and 22 of Schedule B1 of the Insolvency Act 1986 may not be entered on the records immediately (or, in the case of a notice of intention to appoint, at all); and

(v)	with regard to winding-up petitions, the Central Registry of Winding-up Petitions may not have records of winding-up petitions issued prior to1994; and

(c)
Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time.

SCHEDULE 3

(a)	a certified copy of the Registration Statement to be filed under the Act;

(b)	a certified copy of the rules of the Plan; and

(c)	a certificate from the Secretary of the Company dated 11 November 2010 and the documents annexed thereto.